NOTICE OF BLACKOUT PERIOD
TO DIRECTORS AND EXECUTIVE OFFICERS OF MONEYGRAM INTERNATIONAL, INC.

August 26, 2010

On October 1, 2010, the trustee and record-keeper for the MoneyGram International, Inc. 401(k) Plan will change from T. Rowe Price to Wells Fargo. To implement the change, a blackout period is required that will affect all of the plan’s investment options, including MoneyGram Common Stock. During the blackout period, participants in the Plan will be unable to direct or diversify their investments, including investments in MoneyGram Common Stock, or obtain a loan or distribution from the Plan. As a director or executive officer of MoneyGram, you will be subject not only to the restrictions that apply to all participants in the Plan, but also the additional restrictions described below. You are reminded that any other trading restrictions related to MoneyGram securities that may otherwise apply to you as a director or executive officer of MoneyGram of which you have been notified by MoneyGram remain in effect.

This notice is being provided to you pursuant to the requirements of Section 306 of the Sarbanes-Oxley Act of 2002 and Rule 104 of Regulation BTR of the Securities Exchange Act of 1934.

The blackout period will begin September 23, 2010 at 4:00 pm EDT and end on October 11, 2010 at 10:00 am EDT (the “Blackout Period”). During the Blackout Period, as a director or executive officer of MoneyGram, you may not directly or indirectly purchase, sell or otherwise transfer, any MoneyGram Common Stock (or other equity or derivative security of MoneyGram) acquired in connection with your service or employment as a director or executive officer of MoneyGram.

Any profit you realize from any non-exempt transaction involving Common Stock during the Blackout Period is recoverable by MoneyGram, and civil and criminal penalties apply if you violate the Blackout Period restrictions.

If you have any questions regarding this notice or would like confirmation of the actual ending date of the Blackout Period, please contact Corinna Ulrich, VP, Associate General Counsel and Assistant Secretary, at MoneyGram International, Inc., 2828 North Harwood Street, Dallas, Texas 75201 or by telephone at (214) 999-7551.

MoneyGram International, Inc.

By: /s/ Corinna Ulrich

Name: Corinna Ulrich Title: Vice President Associate General Counsel and Assistant Secretary Name: Corinna Ulrich

Title:	Vice President
Associate General Counsel and Assistant Secretary